Exhibit 10.13

Stock Option Allocation Agreement

PicoCELA Inc.(hereinafter referred to as “Party A”) and [Recipient’s Name] (hereinafter referred to as “Party B”) hereby enter into this Stock Option Allocation Agreement (hereinafter referred to as “this Agreement”) concerning the allocation of stock options under the Companies Act as follows.

Article 1	(Purpose)

This Agreement aims to establish the allocation and other matters regarding the 6th stock options (hereinafter referred to as “these Stock Options”) issued to the directors or employees of Party A for stock option purposes, based on the resolution of the general meeting of shareholders of Party A held on [date].

Article 2	(Contents of these Stock Options)

The contents of these Stock Options shall be as described in the “6th Stock Option Offering Matters” attached hereto (hereinafter referred to as “Offering Matters”), except as otherwise provided in this Agreement.

Article 3	(Number of Stock Options)

The number of these Stock Options allocated to Party B shall be [number].

Article 4	(Prohibition of Transfer of Stock Options)

Party B shall not transfer, pledge, or otherwise dispose of these Stock Options, notwithstanding the provisions of item 1.(6) of the Offering Matters.

Article 5	(Special Provisions Regarding the Exercise Conditions of Stock Options)

In addition to the exercise conditions for the stock options set forth in item 1.(7) of the Offering Matters, Party B shall exercise these Stock Options so that the total amount of the exercise price in any given year does not exceed 12,000,000 JPY.

Article 6	(Issuance of Shares upon Exercise of Stock Options)

The issuance of shares upon the exercise of these Stock Options (including the issuance of new shares or the transfer of shares) shall be carried out in compliance with the matters specified in Article 238, Paragraph 1 of the Companies Act, which were resolved for such issuance.

Article 7	(Exercise Procedure)

1	Party B shall, upon acquiring the shares of Party A by exercising this Stock Option, immediately have them recorded in the account book of a securities company or financial institution specified separately by Party A (limited to those defined in the Special Taxation Measures Act Enforcement Order) in accordance with the procedures set forth in the Special Taxation Measures Act Enforcement Order. Party B shall agree to the recording, entrustment for safekeeping, or management trust (hereinafter referred to as “Management Trust”) at the office of the said securities company or financial institution.

2	2. Detailed matters concerning the exercise procedures for this Stock Option shall be designated separately by Party A in accordance with Article 29-2 of the Special Taxation Measures Act, related ministerial ordinances, notifications, etc.

Article 8	(Right to Request Purchase of Stock Options)

Party B shall not exercise the right to request the purchase of these Stock Options (as provided in Articles 118, 777, 787, and 808 of the Companies Act) against Party A for any reason.

Article 9	(Method of Notices and Communications)

1	Notices from Party A to Party B under this Agreement shall be made in writing or by e-mail to the department to which Party B belongs as long as Party B is serving or enrolled as an officer or employee of Party A or its affiliates. If Party B ceases to serve or be enrolled due to reasons other than death, Party B shall notify Party A’s Management Department in writing of any changes to Party B’s contact information. If such notification is not made and Party A is unable to ascertain Party B’s whereabouts or contact information, notices from Party A to Party B shall be deemed valid by being kept at Party A’s Management Department.

2	Notices from Party B to Party A under this Agreement shall be made in writing to Party A’s Management Department.

3	The representative of the successor specified in item 1. (7)(iii)(b) of the Offering Terms shall have the authority to act on behalf of all right successors concerning the exercise, waiver, and all other matters related to this Agreement as specified in item 1. (7)(iii)(a) c.

4	The successors shall be jointly and severally responsible for fulfilling any obligations to Party A related to the exercise price and other matters under this Agreement.

5	During the exercise period, if there is any change in the matters specified in item 1. (7)(iii)(a) c. to e. of the Offering Matters, the successors shall immediately notify Party A of the change.

Article 10	(Exemption from Liability and Waiver of Claims for Damages)

1	After completing the exercise procedures for these Stock Options, Party A shall not be liable for any delays in the recording or entry in the transfer account book of shares due to the negligence of Party A or other parties involved in the transfer of shares, even if Party B suffers damages or losses as a result.

2	Party B shall not pursue any claims for compensation for losses, additional profits, or any other liabilities against Party A, its officers, employees, payment handling locations, or transfer institutions in connection with this Agreement, regardless of the reason.

Article 11	(Compliance with Relevant Laws and Regulations)

Party B shall comply with all relevant laws and regulations, including the Companies Act and the Financial Instruments and Exchange Act, as well as all internal rules and bylaws of Party A regarding the exercise of these Stock Options and the sale of the shares obtained by exercising these Stock Options.

Article 12	(Taxes and Expenses)

1	Party B shall bear all taxes and expenses related to the exercise of these Stock Options and the sale or other disposal of the shares obtained by exercising these Stock Options.

2	If amendments to laws and regulations result in this Agreement no longer meeting the requirements for the application of Article 29-2 of the Act on Special Measures Concerning Taxation, Party A shall not be liable for any inability to apply or any limitations on the application of said article to Party B due to the necessity or lack of necessity of amending this Agreement to comply with the requirements.

Article 13	(Amendments to this Agreement)

1	Party A may amend this Agreement in accordance with the necessary procedures under laws and Party A’s internal regulations, within the scope permitted by law.

2	If amendments to laws, including the Companies Act, Financial Instruments and Exchange Act, and tax laws, necessitate changes to this Agreement, Party A may amend this Agreement without Party B’s consent. In such cases, Party A shall promptly notify Party B of the changes.

3	To clarify the contents of the amendments in the preceding two paragraphs, Party B shall sign and seal or electronically sign the amendment agreement as requested by Party A.

In witness whereof, this Agreement is executed in duplicate, with each party retaining one copy.

Date of Agreement: [Date]

Party A: PicoCELA Inc.

Address: SANOS Nihonbashi, 4th Floor, 2-34-5 Nihonbashi Ningyocho, Chuo-ku, Tokyo

Representative Director: Hiroshi Furukawa (seal)

Party B: [Address]

[Name] (seal)

Appendix

Stock Option Offering Matters

1. Contents and Number of Stock Options Offered

- (1)	Contents of Stock Options: As described in Appendix 1 “Matters Listed in Article 239, Paragraph 1 of the Companies Act”
- (2)	Number of Stock Options: [number]

2. Cash to Be Paid in Exchange for Stock Options Offered

-	As described in Appendix 2-1 “Matters Listed in Article 239, Paragraph 1 of the Companies Act”

3. Date of Allocation of Stock Options Offered

-	[Date]

Appendix 1

Matters Listed in Article 239, Paragraph 1 of the Companies Act

1	Maximum Contents and Number of Stock Options that Can Be Decided Based on Delegation from the General Meeting of Shareholders

(1)	Maximum Number of Stock Options: Up to [number].

(2)	Type and Number of Shares for Each Stock Option

The type and number of shares for each stock option (hereinafter referred to as “Allocated Shares”) shall be one share of common stock of the Company per stock option. However, if a stock split (including the free allotment of shares) or stock consolidation is conducted for the Company’s common stock after the allocation date of stock options (hereinafter referred to as “Allocation Date”), the number of Allocated Shares shall be adjusted according to the following formula, with fractions less than one share rounded down.

Adjusted Allocated Shares	=	Pre-adjustment Allocated Shares	×	Split (or Consolidation) Ratio

In addition, if a merger, company split, or capital reduction necessitates an adjustment of the Allocated Shares, the Company shall make reasonable adjustments to the number of Allocated Shares. If the Allocated Shares are adjusted as described above, the number of shares for each stock option shall be adjusted to the number obtained by multiplying the adjusted Allocated Shares by the number of allocated stock options.

(3)	Amount of Assets Contributed upon Exercise of Stock Options

The assets contributed upon the exercise of stock options shall be cash, and the amount of assets contributed per stock option upon exercise shall be the amount obtained by multiplying the exercise price per share (hereinafter referred to as “Exercise Price”) by the number of Allocated Shares. The Exercise Price shall be [amount] JPY.

However, if a stock split or consolidation is conducted for the Company’s common stock, the Exercise Price shall be adjusted according to the following formula, with fractions less than one JPY rounded up.

Adjusted Exercise Price	=	Pre-adjustment Exercise Price	×	1
Split (or Consolidation) Ratio

Furthermore, if new shares are issued or treasury shares are disposed of at a price below the Exercise Price (excluding the exercise of stock options), the Exercise Price shall be adjusted according to the following formula, with fractions less than one JPY rounded up.

Adjusted Exercise Price	=	Pre-adjustment Exercise Price	×	Number of Outstanding	＋	Number of New Shares	×	Price per New Share
				Shares		Market Price per Share
				Number of Outstanding Shares	+	Number of New Shares

In the above formula, “Number of Outstanding Shares” means the number of issued common shares of the Company minus the number of treasury shares held by the Company. When disposing of treasury shares, “Number of New Shares” shall be replaced with “Number of Disposed Shares” and “Price per New Share” shall be replaced with “Price per Disposed Share.”

If a merger, company split, or capital reduction necessitates an adjustment of the Exercise Price, the Company shall make reasonable adjustments to the Exercise Price.

(4)	Period for Exercising Stock Options

The period for exercising stock options (hereinafter referred to as “Exercise Period”) shall be from the day after two years have elapsed since the date of the resolution to grant stock options to the day after ten years have elapsed since the date of the resolution to grant stock options. However, if the last day of the Exercise Period is a bank holiday, the preceding bank business day shall be the last day.

(5)	Matters Concerning the Increase in Capital and Capital Reserve upon the Issuance of Shares through the Exercise of Stock Options

(i)	The amount of capital to be increased upon the issuance of shares through the exercise of stock options shall be half of the maximum increase in capital as calculated under the Companies Calculation Rules Article 17, Paragraph 1, with fractions less than one JPY rounded up.

(ii)	The amount of capital reserve to be increased upon the issuance of shares through the exercise of stock options shall be the amount obtained by subtracting the increased capital amount specified in (i) from the maximum increase in capital amount as calculated under the Companies Calculation Rules Article 17, Paragraph 1.

(6)	Restriction on Acquisition of Stock Options by Transfer

The acquisition of stock options by transfer requires approval from the Company’s Board of Directors (or the decision of a director if the Company does not have a Board of Directors).

(7)	Conditions for Exercising Stock Options

(i)	Regardless of the exercise period, stock option holders (hereinafter referred to as “Stock Option Holders”) shall not exercise the stock options until the shares of the Company are listed on a financial instrument exchange in Japan or the United States for the first time.

(ii)	Stock Option Holders must retain their position as a director, executive officer, auditor, employee, or external collaborator (a third party who, other than directors, executive officers, auditors, and employees of the Company and its subsidiaries, has entered into a contract with the Company in writing or electronically and provides services to the Company under such contract) of the Company or its subsidiaries until the time of exercise. Otherwise, the stock options cannot be exercised. However, this restriction does not apply if the Stock Option Holder has resigned from the position of director, executive officer, or auditor of the Company or its subsidiaries upon the expiration of their term, has retired due to the Company’s or its subsidiaries’ convenience as stipulated in the Company’s or its subsidiaries’ employment regulations, or has obtained the approval of the board of directors of the Company to exercise the stock options.

(iii)	If a Stock Option Holder dies before the start of the exercise period, their heirs cannot exercise the stock options. If the Stock Option Holder dies after the start of the exercise period and the heirs notify the Company in writing within one year after the start of the inheritance, the heirs can exercise the stock options under the following conditions:

(a)	All heirs must jointly notify the Company in writing with the attached removal from the family register and inheritance division agreement, specifying:

a.	Date of commencement of inheritance

b.	Content and establishment date of the inheritance division agreement concerning the stock options

c.	Address and name of the heir who will inherit the stock options (hereinafter referred to as “Successor”)

d.	Address and name of the representative of the Successor

e.	Other matters specified by the Company

(b)	The Successor can exercise the stock options only once, through the representative of the Successor, with all heirs acting jointly.

(iv)	If a Stock Option Holder falls under any of the following, they will immediately lose their rights:

(a)	If they receive disciplinary action of salary reduction or higher as stipulated in the Company’s employment regulations

(b)	If they engage in business in competition with the Company or its affiliates, or become an officer or employee of a company conducting competing business (unless pre-approved by a resolution of the Company’s board of directors)

(c)	If they commit acts of disloyalty to the Company by violating laws or internal regulations

(d)	If they request to abandon all or part of the stock options in writing prescribed by the Company (only the requested portion will be abandoned and invalidated)

(e)	If they violate the contract with the Company regarding the grant of stock options

(v)	Stock Option Holders may exercise all or part of their stock options in a single procedure. However, partial exercise of a single stock option is not allowed.

(8)	Reasons and Conditions for the Company to Acquire Stock Options

(i)	If the Company’s shareholders’ meeting approves a merger agreement where the Company is the dissolving company, a company split agreement or plan where the Company is the splitting company, or a stock exchange agreement or stock transfer plan where the Company becomes a wholly-owned subsidiary (or a resolution of the Company’s board of directors if shareholders’ meeting approval is not required), the Company may acquire the stock options without consideration as of a date separately specified by the Company’s board of directors.

(ii)	If the Stock Option Holder no longer meets the conditions for exercising the stock options or loses their rights, the Company may acquire the stock options without consideration as of a date separately specified by the Company’s board of directors.

(9)	Handling of Stock Options during Corporate Reorganization

If the Company undergoes a corporate reorganization such as a merger (limited to cases where the Company will be dissolved due to the merger), absorption-type company split, incorporation-type company split, stock exchange, or stock transfer (hereinafter collectively referred to as “Corporate Reorganization”), the remaining stock option holders at the time immediately before the effective date of the Corporate Reorganization will be granted new stock options of the company surviving the merger, the company newly established by the merger, the company succeeding to the rights and obligations related to the business in the absorption-type company split, the company newly established by the incorporation-type company split, the company acquiring all issued shares through the stock exchange, or the company newly established by the stock transfer (hereinafter collectively referred to as “Reorganized Company”) in accordance with the following conditions. However, this applies only if the issuance of new stock options of the Reorganized Company in accordance with these conditions is specified in the absorption-type merger agreement, incorporation-type merger agreement, absorption-type company split agreement, incorporation-type company split plan, stock exchange agreement, or stock transfer plan.

(i)	Number of Stock Options Granted by the Reorganized Company

-The number of stock options granted by the Reorganized Company will be the same as the number of stock options held by the stock option holders immediately before the effective date of the Corporate Reorganization.

(ii)	Type of Shares Subject to Stock Options of the Reorganized Company

-The type of shares subject to the stock options of the Reorganized Company shall be common shares.

(iii)	Number of Shares Subject to Stock Options of the Reorganized Company

-The number of shares subject to the stock options of the Reorganized Company will be determined in accordance with item (2) above, considering the conditions of the Corporate Reorganization.

(iv)	Value of Assets to be Contributed upon Exercise of Stock Options

-The assets to be contributed upon exercise of the stock options shall be monetary, and the value of the assets to be contributed upon exercise of each stock option shall be the exercise price after adjustment for the Corporate Reorganization, multiplied by the number of shares subject to the stock options of the Reorganized Company, considering the conditions of the Corporate Reorganization.

(v)	Period during which Stock Options Can Be Exercised

-The period during which the stock options can be exercised shall be from the later of the start date specified in item (4) above or the effective date of the Corporate Reorganization, until the expiration date of the period specified in item (4) above.

(vi)	Matters Concerning the Increase in Capital and Capital Reserve upon Issuance of Shares by Exercising Stock Options

-Determined in accordance with item (5) above.

(vii)	Conditions for Exercising Stock Options

-Determined in accordance with item (7) above.

(viii)	Restrictions on Acquisition of Stock Options by Transfer

-Acquisition of stock options by transfer requires the approval of the Reorganized Company.

(ix)	Acquisition of Stock Options by the Reorganized Company

- Determined in accordance with item (8) above.

(10)	Handling of Fractions

Any fractional shares resulting from the exercise of stock options will be rounded down.

(11)	Other Details Concerning Stock Options

Other details concerning stock options shall be determined by a resolution of the board of directors deciding the terms of the stock option offering.

2	Monetary Payment for Stock Options

No monetary payment is required in exchange for the granted stock options.